UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.    Name and Address of Reporting Person:

                    Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)


6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                   ___  Form filed by One Reporting Person
                   _X_  Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  578,100

3.    Ownership Form:  Direct (D) or Indirect (I)

                  I

4.    Nature of Indirect Beneficial Ownership

                  (See explanation)


              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

      Explanation of Responses:

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

              The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

              Each of the GRATs is a grantor retained annuity trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT I. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT I. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT I. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT I.

              On March 2, 1999, Four Partners, a New York general partnership ("FP") purchased 592,200 shares of common stock, no par value of Cellegy Pharmaceuticals, Inc. ("Common Stock") bringing its total ownership to 2,312,400 shares of Common Stock. On March 5, 1999, the following transfers occurred (the "GRAT Transfers"):

              1. FP distributed all of the shares of Common Stock it owned in equal shares of 578,100 each to the four trusts that are partners of FP;

              2. Each of the four trusts that are partners of FP distributed all of the 578,100 shares of Common Stock that it had received from FP to the Mr. Tisch who is the beneficiary of such trust;

              3. Each of the Messrs. Tisch contributed all of the 578,100 shares of Common Stock that he had received to the GRAT for which he is the grantor.

              As a result of the GRAT Transfers, FP is no longer the beneficial owner of any shares of Common Stock. Beneficial ownership of the shares of Common Stock previously held by FP is herein reported by the Messrs. Tisch and the GRATs.

              None of the GRAT Transfers was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

              The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 3/5/99

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.

Joint Filer Information

1.    Name and Address of Reporting Person:

                  Daniel R. Tisch
                  c/o Mentor Partners, LP
                  499 Park Avenue
                  New York, NY  10022

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  578,100

3.    Ownership Form:  Direct (D) or Indirect (I)

                  I

4.    Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 3/5/99

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.

Joint Filer Information

1.    Name and Address of Reporting Person:

                  James S. Tisch
                  667 Madison Avenue
                  New York, NY  10021

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  19,200
                  578,100

3.    Ownership Form:  Direct (D) or Indirect (I)

                  I -    19,200
                  I -    578,100

4.    Nature of Indirect Beneficial Ownership

      By virtue of his status as custodian for certain accounts of his children, James S. Tisch has power to vote or direct the vote and dispose or direct the disposition of the

      19,200 shares of Common Stock owned by his children. The other Reporting Persons disclaim beneficial ownership of these shares of Common Stock.

      (See also explanation to Form 3 of Thomas J. Tisch)


              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 3/5/99

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.

Joint Filer Information

1.    Name and Address of Reporting Person:

                  Andrew H. Tisch
                  667 Madison Avenue
                  New York, NY  10021

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  578,100

3.    Ownership Form:  Direct (D) or Indirect (I)

                  I

4.    Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Thomas J. Tisch)


              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 3/5/99

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.

Joint Filer Information

1.    Name and Address of Reporting Person:

                  Four-Fourteen Partners LLC
                  c/o Thomas J. Tisch
                  667 Madison Avenue
                  New York, NY  10021

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  47,700

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 3/5/99

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.

Joint Filer Information

1.    Name and Address of Reporting Person:

                    The Thomas J. Tisch 1999 Annuity Trust I
                    c/o Mr. Barry Bloom
                    665 Madison Avenue
                    New York, NY  10021

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  578,100

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 3/5/99

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.

Joint Filer Information

1.    Name and Address of Reporting Person:

                  The Daniel R. Tisch 1999 Annuity Trust I
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  578,100

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 3/5/99

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.

Joint Filer Information

1.    Name and Address of Reporting Person:

                  The James S. Tisch 1999 Annuity Trust I
                  c/o Thomas J. Tisch
                  665 Madison Avenue
                  New York, NY  10021

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  578,100

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                     Attachment To Form 3 of Thomas J. Tisch
               in Respect of Cellegy Pharmaceuticals, Inc. (CLGY)
                    Date of Event Requiring Statement: 3/5/99

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Thomas J. Tisch;

              2. Daniel R. Tisch;

              3. James S. Tisch;

              4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              5. Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P");

              6. The Thomas J. Tisch 1999 Annuity Trust I ("Thomas Tisch GRAT
         I");

              7. The Daniel R. Tisch 1999 Annuity Trust I ("Daniel Tisch GRAT
         I");

              8. The James S. Tisch 1999 Annuity Trust I ("James Tisch GRAT I"); and

              9. The Andrew H. Tisch 1999 Annuity Trust I ("Andrew Tisch GRAT I"; and collectively with Thomas Tisch GRAT I, Daniel Tisch GRAT I and James Tisch GRAT I, the "GRATs").

              Thomas J. Tisch, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, 4-14P, Andrew Tisch GRAT I, Daniel Tisch GRAT I, James Tisch GRAT I, and Thomas Tisch GRAT I are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." Thomas J. Tisch is the designated filer for the Reporting Persons.

Joint Filer Information

1.    Name and Address of Reporting Person:

                  The Andrew H. Tisch 1999 Annuity Trust I
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021

2.    Date of Event Requiring Statement (Month/Day/Year)

                  3/5/99

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.    Issuer Name and Ticker or Trading Symbol:

                  Cellegy Pharmaceuticals, Inc. (CLGY)

5.    Relationship of Reporting Persons(s) to Issuer:

                  ___ Director
                  ___ Officer (give title below)
                  _X_ 10% Owner
                  ___ Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)



7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___ Form filed by One Reporting Person
                  _X_ Form filed by More than One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common  Stock, no par value

2.    Amount of Securities Beneficially Owned

                  578,100

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                                    SIGNATURE



                  Witness, the signatures of the undersigned this 15th day of March, 1999.

                                   FOUR-FOURTEEN PARTNERS, LLC

                                   By   /s/ Thomas J. Tisch
                                     -------------------------------------
                                        Thomas J. Tisch, Manager


                                        /s/ Andrew H. Tisch
                                   ---------------------------------------
                                            Andrew H. Tisch


                                        /s/ Daniel R. Tisch
                                   ---------------------------------------
                                            Daniel R. Tisch


                                        /s/ James S. Tisch
                                   ---------------------------------------
                                            James S. Tisch


                                        /s/ Thomas J. Tisch
                                   ---------------------------------------
                                            Thomas J. Tisch


                                   THE ANDREW H. TISCH 1999 ANNUITY TRUST I

                                   By   /s/ Daniel R. Tisch
                                     -------------------------------------
                                     Daniel R. Tisch, Trustee


                                   THE DANIEL R. TISCH 1999 ANNUITY TRUST I

                                   By   /s/ James S. Tisch
                                     -------------------------------------
                                     James S. Tisch, Trustee

                                   THE JAMES S. TISCH 1999 ANNUITY TRUST I

                                   By   /s/ Thomas J. Tisch
                                     -------------------------------------
                                     Thomas J. Tisch, Trustee

                                   THE THOMAS J. TISCH 1999 ANNUITY TRUST I

                                   By   /s/ Andrew H. Tisch
                                     -------------------------------------
                                     Andrew H. Tisch, Trustee